                                                                 EXHIBIT 10.1(A)








                           ORTHO-EST(R) ASSET TRANSFER

                               & SUPPLY AGREEMENT

                                     BETWEEN

                             WOMEN FIRST HEALTH CARE

                                       AND

                        ORTHO-MCNEIL PHARMACEUTICAL, INC.

                                TABLE OF CONTENTS

                 ORTHO-EST(R) ASSET TRANSFER & SUPPLY AGREEMENT

                                                                                                                       PAGE
                                                                                                                       ----
ARTICLE I. DEFINITIONS...........................................................................................        1
         1.1      "Affiliate"....................................................................................        2
         1.2      "Effective Date"...............................................................................        2
         1.3      "Indemnifiable Claim"..........................................................................        2
         1.4      "Manufacturing Know-How".......................................................................        2
         1.5      "Net Sales"....................................................................................        2
         1.6      "Product"......................................................................................        3
         1.7      "Specifications"...............................................................................        3
         1.8      "Territory"....................................................................................        3
         1.9      "Trademark"....................................................................................        3

ARTICLE II. ORTHO-EST(R) TRANSFER OF OWNERSHIP AND TRADEMARK LICENSE.............................................        3
         2.1      Ownership Transfer.............................................................................        3
         2.2      Excluded Assets................................................................................        4
         2.3      Tax Liabilities................................................................................        4
         2.4      Trademark License..............................................................................        4
         2.5      Use of Trademarks..............................................................................        5
         2.6      Validity & Ownership of Trademark..............................................................        5
         2.7      Quality Control................................................................................        6
         2.8      Trademark Review...............................................................................        6
         2.9      Term of Trademark License......................................................................        7
         2.10     Adverse Reaction Reporting.....................................................................        7

ARTICLE III. SOURCING............................................................................................        8
         3.1      Supply.........................................................................................        8
         3.2      Replacement Manufacturer.......................................................................        8
         3.3      Technology Transfer............................................................................        8
         3.4      Replacement Manufacturing Qualifications.......................................................        9
         3.5      Cost of Supply.................................................................................       10
         3.6      Inspection.....................................................................................       10
         3.7      Release........................................................................................       11
         3.8      Continuing Assistance..........................................................................       11
         3.9      Product Responsibility.........................................................................       11

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
ARTICLE IV. INDEMNIFICATION......................................................................................       11
         4.1      ORTHO Warranty For Product Supplied by ORTHO...................................................       12
         4.2      WFHC Warranty..................................................................................       13
         4.3      ORTHO Indemnification..........................................................................       13
         4.4      WFHC Indemnification...........................................................................       14
         4.5      Special Damages................................................................................       14
         4.6      Prior Sales of Products........................................................................       14
         4.7      Procedure......................................................................................       14
         4.8      Cooperation....................................................................................       15

ARTICLE V. CONFIDENTIALITY.......................................................................................       16
         5.1      Confidential Information.......................................................................       16
         5.2      Return of Confidential Information.............................................................       17
         5.3      Prior Notice...................................................................................       17

ARTICLE VI. TERM-TERMINATION.....................................................................................       18
         6.1      Termination with Reason........................................................................       18
         6.2      Termination for Event of Default...............................................................       18
         6.3      Effect of Termination..........................................................................       19

ARTICLE VII. MISCELLANEOUS.......................................................................................       20
         7.1      Independent Contractor.........................................................................       20
         7.2      Notice.........................................................................................       20
         7.3      Force Majeure..................................................................................       21
         7.4      Assignment.....................................................................................       22
         7.5      Modification...................................................................................       22
         7.6      Waivers........................................................................................       22
         7.7      Law............................................................................................       22
         7.8      Public Disclosure..............................................................................       23
         7.9      Performance by Affiliates......................................................................       23
         7.10     Entire Agreement...............................................................................       23
         7.11     Limitation of Liability........................................................................       24
         7.12     Binding Agreement..............................................................................       24
         7.13     Severability...................................................................................       24
         7.14     Captions.......................................................................................       24
         7.15     Survival.......................................................................................       24
         7.16     Counterparts...................................................................................       25
         7.17     Remedies Not Exclusive.........................................................................       25

EXHIBIT B  PRODUCTS-ORTHO-EST(ESTROPIPATE) DOSAGE
EXHIBIT C  GUIDELINES FOR THE USE OF THE TRADEMARK ORTHO-EST(R)
EXHIBIT F  MANUFACTURING AND SUPPLY COSTS
EXHIBIT G  PRESS RELEASE

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                           ORTHO-EST(R) ASSET TRANSFER

                               & SUPPLY AGREEMENT

        This ORTHO-EST(R) Asset Transfer & Supply Agreement ("Agreement"), is entered into by and between ORTHO-MCNEIL PHARMACEUTICAL, INC., a Delaware corporation ("ORTHO"), and WOMEN FIRST HEALTHCARE, INC., a Delaware corporation ("WFHC") effective as of September 30, 2000.

                                    RECITALS

        WHEREAS, ORTHO and WFHC entered into a Distribution Agreement dated July 1, 1998 (the "Distribution Agreement") under which WFHC has the right to distribute ORTHO-EST(R) in the United States (including Puerto Rico), which was subsequently amended by Amendment No. 1 to Distribution Agreement dated November 25, 1998 (the "First Amendment");

        WHEREAS, ORTHO and WFHC desire to terminate the Distribution Agreement and the First Amendment and transfer the product ORTHO-EST(R) to WFHC under the terms and conditions as recited herein.

        NOW, THEREFORE, in consideration of the covenants and promises contained in this Agreement, ORTHO and WFHC agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

        For the purpose of this Agreement, the following terms shall have the following meanings:

1.1 "AFFILIATE" means, with respect to a Party, a trust, business, joint venture, partnership, corporation, association, is an officer or director of, or any other person or entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is owned by or under common ownership with a Party. For purposes of this definition, the term "controls" (including its correlative meanings and the terms "owned by" and "under common ownership with") means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of a corporation or other entity or comparable equity interest in any other type of entity.

1.2 "EFFECTIVE DATE" means September 30, 2000.

1.3 "INDEMNIFIABLE CLAIM" means any claim brought by a party against the other Party pursuant to Article IV.

1.4 "MANUFACTURING KNOW-HOW" means all technical information, whether tangible or intangible, including any method, procedure, process, assay, trade secret, testing, packaging, specification for materials, regulatory information (including information contained in registration dossiers, drug master files and other documents filed with regulatory authorities), quality control, validation and equipment necessary for the manufacture, production, and/or formulation of ORTHO-EST(R).

1.5 "NET SALES" means the amount invoiced by WFHC or its sublicensees for sales of the Product to a third party in the Territory, less estimates which will be adjusted to actual on a periodic basis of: (i) discounts, including cash discounts, discounts to managed care or similar organizations or government organizations, rebates paid, credit, accrued or actually taken, including government rebates such as Medicaid chargebacks or rebates, and retroactive price reductions or allowances actually allowed or granted from the billed amount, and commercially reasonable and customary fees paid to distributors (other than to a distributor that is an Affiliate of WFHC), (ii) credits or



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allowances actually granted upon claims, rejections or returns of such sales of the Product, including recalls, regardless of WFHC requesting such recalls and
(iii) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates, charge-backs, and refunds.

1.6 "PRODUCT" means an estropipate product currently labeled and packaged under the name ORTHO EST(R) in one of the dosage forms listed in Exhibit B hereto.

1.7 "SPECIFICATIONS" means the product Specifications for ORTHO-EST(R) attached hereto as Exhibit A.

1.8 "TERRITORY" means the United States of America and Puerto Rico.

1.9 "TRADEMARK" means ORTHO-EST(R).

                                   ARTICLE II.

                       ORTHO-EST(R) TRANSFER OF OWNERSHIP

                              AND TRADEMARK LICENSE

2.1 OWNERSHIP TRANSFER. As of January 1, 2001, ORTHO agrees to sell, assign, transfer and deliver to WFHC the Product in the Territory, in accordance with the following provisions. The transfer of the Product shall consist of a transfer of all of ORTHO's right, title and interest in and to the new drug applications, product registrations, government permits and licenses and similar items, all as is, to the extent used exclusively for the Product in the Territory. ORTHO agrees to sell, assign, transfer and deliver to WFHC all necessary documentation and other materials and property in ORTHO's possession needed by WFHC to assume regulatory and eventually manufacturing control of the Product in the Territory. The Distribution Agreement and the First Amendment shall remain in effect until December 31, 2000 at which time each shall terminate;


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except that the following shall apply to the calculation of payments for the fourth calendar quarter of 2000. The Net Trade Sales basis is hereby reduced from $6,009,000 to $5,261,000 and the Income Before Tax or IBT is reduced from $5,424,000 to $4,749,000. The reconciliation process shall be performed as follows. The September 2000 YTD reconciliation will be completed using 9 months of the annual amounts specified in the Distribution Agreement. The next reconciliation will occur following December 31, 2000 utilizing the amended amounts specified above. All calculations shall be adjusted to reflect amounts previously paid.

2.2 EXCLUDED ASSETS. Anything to the contrary notwithstanding, the following assets are specifically excluded from being transferred as an asset to WFHC hereunder:

        (a)     the Trademark;

        (b)     the Manufacturing Know-How, other than as recited in Section
                3.3;

        (c)     All cash, cash equivalents, securities and bank accounts;

        (d)     Any regulatory filings or approvals outside the Territory; and

        (e) All of ORTHO's receivables relating to the Product arising on or before the Effective Date.

2.3 TAX LIABILITIES. Any tax liabilities accruing to WFHC that arise out of the transfer of the Product to WFHC and the resulting ownership of the Product by WFHC shall be the sole responsibility of WFHC, and ORTHO shall have no liability therefor.

2.4 TRADEMARK LICENSE. ORTHO hereby grants to WFHC for the term set forth in
Section 2.9 an exclusive license (subject to ORTHO retaining certain rights as recited hereinafter) (the "License") in the Territory to use the Trademark in connection with the advertisement, manufacture, use, distribution, marketing and sale of the Product. ORTHO agrees that so long as this Agreement shall remain in effect, it shall not grant or license any other person or entity any


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

right in the Territory to use the Trademark and that it shall not itself use the Trademark in the Territory, upon or in connection with any Products, provided, however, that should an Event of Default described in Section 6.2(c) occur with respect to WFHC or if WFHC shall be delinquent for two or more consecutive calendar quarters in paying ORTHO undisputed amounts under Section 3.5, ORTHO shall have the right to use the Trademark in connection with its own products. Should ORTHO gain the right to use the Trademark as a result of the foregoing sentence, ORTHO's right shall not terminate if WFHC cures such defaults. The License is not transferable even in the event of a change of control and revocable in the event of a change of control of WFHC. Notwithstanding the foregoing, in the case of a change of control, WFHC has the right to request ORTHO to permit WFHC or the new entity to retain the License granted hereunder. In such event, ORTHO shall consider such request and either approve or disapprove such request.

2.5 USE OF TRADEMARKS. WFHC's use of the Trademark hereunder shall be in accordance with the Guidelines For the Use of the Trademark ORTHO-EST(R), as set forth in Exhibit C, attached hereto.

2.6 VALIDITY & OWNERSHIP OF TRADEMARK. ORTHO represents and warrants to WFHC that (i) it owns all right, title and interest in and to the Trademark and all registrations therefor in the Territory; and (ii) there is no existing claim, actual or threatened, of any person or entity which would affect the validity of the Trademark or derogate from or impede WFHC's ability to use it. Based solely upon the foregoing representations and warranties of ORTHO, WFHC acknowledges the validity of the Trademark, and that ORTHO is the sole and exclusive owner thereof. WFHC agrees that it shall not contest the validity or ownership of the Trademark or any registrations relating thereto. WFHC acknowledges that this Agreement does not constitute any form of assignment or transfer of ownership in the Trademark. WFHC agrees that nothing in this


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Agreement shall give WFHC any proprietary or other interest or right in the
Trademark, or the right to register it or trademarks similar to the Trademark in the Territory, other than pursuant to the License. WFHC agrees that all use of the Trademark shall inure to the benefit of ORTHO. WFHC agrees at the reasonable request of ORTHO to execute any and all documents necessary or appropriate to assist ORTHO in maintaining ORTHO's rights in and to the Trademark, all at ORTHO's sole cost and expense.

2.7 QUALITY CONTROL. In the event that ORTHO is neither manufacturing nor supplying the Products for or to WFHC, WFHC shall comply with all good manufacturing practices, and in any event shall comply with good storage practices applicable to the Product and all laws and regulations having application to the advertisement, production, manufacture, distribution or sale of them and, upon thirty days prior written request by ORTHO, shall provide ORTHO with a written certificate from an officer of WFHC that to such officer's knowledge, the Products bearing the Trademark sold within the Territory meet all applicable specifications required by law, industry standards, and applicable federal, state and local regulatory authorities. WFHC shall permit ORTHO reasonable access to WFHC's facilities during regular business hours and upon thirty days prior written notice for the purpose of ascertaining WFHC's compliance with the aforesaid quality assurance requirements.

2.8 TRADEMARK REVIEW. Advertising and other promotional materials created by WFHC to promote sales of the Products, and any use of the Trademark, will be submitted to ORTHO for its prior written approval which approval shall not be unreasonably withheld; provided that if no response is sent by ORTHO within thirty (30) days after receipt of such request , approval shall be deemed to have been given. All promotional costs and expenses and all selling costs and expenses shall be borne by WFHC from and after the January 1, 2001.



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2.9 TERM OF TRADEMARK LICENSE. The License shall expire on June 1, 2008, unless earlier terminated pursuant to Sections 6.1 and 6.2. Notwithstanding the foregoing, WFHC shall use reasonable efforts to establish its own trademark for the Product and discontinue use of the Trademark prior to June 1, 2008.

2.10 ADVERSE REACTION REPORTING. Until December 31, 2000, ORTHO shall retain exclusive authority and responsibility for the handling of any adverse drug experience (as defined in 21 CFR 314.80) reported to ORTHO involving the Product, including the filing with the FDA of any such reports that it receives directly from third parties or WFHC. Such adverse reporting during this period shall be as recited in the Distribution Agreement. As of January 1, 2001, WFHC shall assume exclusive authority and responsibility for handling any serious adverse drug experience reported to WFHC and all other safety related information regarding the drug that needs to be reported to the FDA and ORTHO agrees to notify WFHC within seven (7) calendar days of receipt of notice from any source of any and all serious adverse experiences reported to ORTHO alleged to have been caused by any Product. As used herein, serious adverse experience means an adverse drug experience occurring at any dose which results in death, is life threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, is a congenital anomaly/birth defect, or is medically significant. WFHC shall establish procedures consistent with and in compliance with FDA rules and regulations to collect and report serious adverse experiences and other safety information that is required to be reported to the FDA. ORTHO has the right to review from time to time the procedure used by WFHC to collect and report to the FDA serious adverse experiences and other related safety information that is required to be reported to the FDA to confirm that WFHC is complying with its obligation hereunder. ORTHO agrees to transfer to WFHC copies of all information in its possession


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regarding historical serious adverse experience data and other safety data that has been reported to the FDA at the time of the transfer of the asset in Section 2.1.

                                  ARTICLE III.

                                    SOURCING

3.1 SUPPLY. ORTHO agrees to supply WFHC's requirements of Product and WFHC agrees to purchase its requirements of the Product from ORTHO until April 1, 2002, unless WFHC obtains an approved Replacement Manufacturer as described in Sections 3.2 and 3.4. Notwithstanding the foregoing, to prevent stockpiling of Products, ORTHO shall not be required to supply in any calendar quarter quantities of Products in excess of 115% of the average quantities supplied by ORTHO to WFHC in the two consecutive prior calendar quarters.

3.2 REPLACEMENT MANUFACTURER. WFHC shall promptly after the Effective Date seek to obtain one or more replacement sources of supply for the Product (each a "Replacement Manufacturer"). WFHC agrees to use efforts that are reasonable and necessary to obtain a Replacement Manufacturer for the Product no later than April 1, 2002. If notwithstanding the use of such efforts, WFHC is unable to obtain a replacement source of supply on or before April 1, 2002, ORTHO agrees to supply WFHC's requirements beyond that date as described in Section 3.5. ORTHO agrees to provide WFHC with a list of all suppliers and other sources of materials relating to the manufacturing and packaging of the Products at WFHC's request at no cost to WFHC.

3.3 TECHNOLOGY TRANSFER. In order to enable WFHC to transfer the manufacture of the Product to a Replacement Manufacturer, ORTHO agrees to provide WFHC and the first Replacement Manufacturer the Manufacturing Know-how and technical assistance (not to exceed 10 man days in total) needed to commercially manufacture the Product according to the


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specifications approved and on file with the U.S. Food and Drug Administration.
Such Manufacturing Know-how and technical assistance will be provided without any cost to WFHC or the Replacement Manufacturer. While WFHC may, at its option further transfer the Manufacturing Know-How and the manufacture of the Product to subsequent Replacement Manufacturers, ORTHO shall only be obligated hereunder to transfer the Manufacturing Know-How and provide technical assistance to the first Replacement Manufacturer. Thereafter, it shall be WFHC's sole right and responsibility to effect further transfers of the Manufacturing Know-How. ORTHO agrees not to transfer or assign the Manufacturing Know-How to any person or entity which person or entity sells, intends to sells or will sell estropipate products in the Territory, other than WFHC and one or more Replacement Manufacturers during the Term of this Agreement.

3.4 REPLACEMENT MANUFACTURING QUALIFICATIONS. ORTHO has the right to approve each Replacement Manufacturer. ORTHO shall approve a Replacement Manufacturer if it is in compliance with all laws, ordinances, orders, rules, regulations and actions of the United States and of any state, county, township or municipal subdivision or other governmental agency of the United States that may now or hereafter be applicable to this Agreement, which are incorporated in the Specifications or relate to the Facility generally, including, but not limited to, CGMP requirements, employee safety and health, environmental protection and internal ORTHO safety/industrial hygiene and


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labor standards or equivalent standards as determined by ORTHO. Such labor standards are as recited in Exhibit D. Such safety/industrial hygiene standards are as recited in Exhibit E. After the selection of the Replacement Manufacturer by WFHC, ORTHO shall continue to have the right to inspect and audit the Replacement Manufacturer's facilities as necessary or reasonable to enable ORTHO to determine whether or not such manufacturer is manufacturing the Product pursuant to CGMP and in compliance with internal ORTHO safety/industrial hygiene and labor standards. In determining whether or not to approve a prospective Replacement Manufacturer, ORTHO shall be reasonable in determining whether or not the prospective Replacement Manufacturer is in compliance with all applicable laws and ORTHO internal standards or equivalents thereto. In the event that ORTHO rejects or disapproves a proposed Replacement Manufacturer, ORTHO shall inform WFHC in writing in reasonable detail of the reason(s) for such rejection or disapproval.

3.5 COST OF SUPPLY. During the period from the Effective Date until April 1, 2002, WFHC agrees to pay ORTHO for Product supplied according to the Fully Burdened Costs set forth in Exhibit F. Beginning in the 2nd calendar quarter 2002, for product purchases from ORTHO, WFHC agrees to pay the Supply Costs set forth in Exhibit F plus a premium of 30% of Net Sales, which premium will increase each calendar quarter thereafter by 10% of Net Sales. Payments to ORTHO are due on a quarterly basis 30 days after receipt of an invoice for Product supplied during the past calendar quarter.

3.6 INSPECTION. WFHC shall have 30 days after receipt of any shipment of Products from ORTHO to examine such Products to determine if they conform to the Specifications and if they are free from defects in design, material and workmanship, and, on the basis of such examination, to accept or reject such shipment. All Products shall have a shelf-life of at least two (2) years prior to the applicable expiration date at the time such Products are first received and accepted by WFHC. Any claims shall be made by WFHC in writing to ORTHO, indicating in detail the nonconforming characteristics of the Products. After the submission of a claim by WFHC, ORTHO shall, at WFHC's option, provide WFHC with (i) a refund of the full amount paid by WFHC for such Products, (ii) a credit against future billings equal to the full amount paid by WFHC for such Products, or (iii) replacement for such Products. In no event shall ORTHO be



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required to accept the return of any Products or provide reimbursement or credit for any Products to WFHC solely because the expiration date for such Products shall have passed, provided that such Products have been received and accepted by WFHC at least two (2) years prior to the applicable expiration date. ORTHO shall pay for all shipping costs of returning the Products that are the subject of claims. ORTHO shall bear the risk of loss for such Products, beginning at such time as they are taken at WFHC's premises for return delivery.

3.7 RELEASE. Any shipment of the Products to WFHC for which WFHC shall not submit a claim within 30 days after delivery shall be deemed accepted. Upon acceptance, WFHC shall release ORTHO from all claims for non-conformity or defects except claims for latent defects which are not reasonably detectable at the time of acceptance.

3.8 CONTINUING ASSISTANCE. ORTHO shall, at WFHC's request, provide reasonable assistance and information to WFHC relating to WFHC's regulatory, reporting and compliance requirements relating to the Products during the period from January 1, 2001 through the expiry of the last Product manufactured or supplied by ORTHO.

3.9 PRODUCT RESPONSIBILITY. ORTHO shall be responsible for any and all rebates, chargebacks, discounts, returned goods and the like for all Products sold by ORTHO and its Affiliates prior to the date of this Agreement. In the event that WFHC issues any rebates, refunds or customer credits in respect of any such Products, WFHC shall be entitled to offset any amounts owed to ORTHO under this Agreement by the full amount of any such rebates, refunds or customer credits.


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
                                  ARTICLE IV.

                                INDEMNIFICATION


4.1 ORTHO WARRANTY FOR PRODUCT SUPPLIED BY ORTHO. ORTHO warrants that any Products to be supplied to WFHC by ORTHO hereunder will, upon shipment, comply in all respects with the Specifications and the specifications referred to in the Federal Food Drug and Cosmetic Act, and regulations issued pursuant to that Act, including but not limited to, regulations concerning current good manufacturing practices and the Quality System Regulations (as defined by the FDA)(the "QSR's"). The foregoing warranty shall not apply to any Products that after delivery to WFHC (i) has been tampered with or otherwise altered; (ii) has been subjected to misuse, negligence or accident; or (iii) has been stored, handled or used in a manner contrary to FDA or other governmental requirements or ORTHO's written instructions or applicable industry practices or standards. Subject to the first sentence of this Section 4.1 and except as otherwise expressly provided herein. ORTHO MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO THE PRODUCT WHETHER USED ALONE OR IN COMBINATION WITH ANY OTHER MATERIAL. ORTHO agrees to bear the direct, incremental out-of-pocket costs reasonably incurred by WFHC due to the recall of any Product or seizure of any Product by appropriate governmental authorities as a result of a wrongful act or omission by ORTHO, including without limitation negligence in manufacture or failure to comply with applicable regulations concerning good manufacturing practices and the QSR's. ORTHO further represents and warrants that to the best of its knowledge, the Trademark and the Products do not infringe any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary rights (collectively, "Intellectual Property") of third parties in the


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Territory, and it is the holder of all intellectual Property necessary to perform its obligations hereunder.

4.2 WFHC WARRANTY. WFHC warrants that it will comply with all laws, regulations and orders in the United States, respecting sale and, when it or a Replacement Manufacturer assumes the responsibility for the manufacturing of the Products. Without limiting the generality of the foregoing, WFHC specifically warrants that during the term of the this Agreement it will have in place an effective system for tracking Products in the event a recall is necessary. WFHC further agrees to use its reasonable best efforts in the event of a recall to notify all Product purchasers of the recall and to facilitate retrieval of Products recalled. During the period when ORTHO manufactures the Product, WFHC further agrees to notify ORTHO within seventy-two hours of receipt of notice from any source of any and all adverse reactions reported to WFHC alleged to have been caused by any Product, or any other issues related to the design, materials or workmanship of the Product reported to WFHC. WFHC agrees to maintain (a) workers' compensation insurance for all of its employees, the limits of which shall be statutory, and (b) commercial general liability and automobile insurance with limits of not less than $5,000,000 per occurrence.

4.3 ORTHO INDEMNIFICATION. ORTHO hereby agrees to protect, indemnify, defend and hold harmless WFHC, its officers, directors, shareholders, Affiliates, agents and employees form and against any and all claims, demands, actions, causes of action or judgments of any kind, nature and description for injury to or death of any person or persons whomsoever, together with cost and expenses thereto, including reasonable attorneys' fees, arising out of any product liability claims to the extent that ORTHO has breached its warranties set forth in Section
4.1 hereof.



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4.4 WFHC INDEMNIFICATION. WFHC hereby agrees to protect, indemnify, defend and hold harmless ORTHO, its Affiliates, officers, agents and employees from and against any and all claims, demands, actions, causes of action or judgments of any kind, nature and description as a result of WFHC's breach of any of its warranties contained herein and for any statement, representation or warranty made by WFHC or any of its agents with respect to a Product or that is not consistent with the statements, representations or warranties contained in the Product labeling or package insert and for any product liability claims for damages caused by the Products manufactured by a Replacement Manufacturer that do not meet the Specifications.

4.5 SPECIAL DAMAGES. Except as set forth in Section 4.3 and 4.4 hereof, neither party shall, in any case, be liable to the other party for special, incidental or consequential damages arising from breach of warranty, breach of contract, negligence or any other legal theory. Such damages include, but are not limited to, loss of profits or revenue, injury to business, cost of capital, cost of any substitute product, facilities or services, or claims of customers of either party for such damages.

4.6 PRIOR SALES OF PRODUCTS. The parties agree that WFHC shall have no liability whatsoever for claims in respect of any Products sold by ORTHO and its Affiliates prior to the date of this Agreement, including without limitation, any past or present, pending or threatened personal injury claims relating to the use of the Products or similar products, and ORTHO agrees to protect, indemnify, defend and hold harmless WFHC, its officers, directors, shareholders, Affiliates, agents and employees from and against any and all claims, demands, actions, causes of action or judgments of any kind, nature and description arising from or relating to such matters.

4.7 PROCEDURE. The Party seeking indemnification (the "Indemnified Party") shall inform the other Party promptly of any Indemnifiable Claim which is brought against it and shall, to the extent such Indemnifiable Claim is brought by a third party, at the other Party's request, cooperate fully with the other Party in defending such Indemnifiable Claim. The Indemnified Party, at its expense, shall have the right to advise and consult on and participate in any related suit or proceeding, subject to the ultimate control of the Indemnifying Party. The other Party ("Indemnifying Party") shall have full control over the suit or proceedings, including the right to settle, through counsel of its choice who is reasonably acceptable to the Indemnified Party; provided, however, the Indemnifying Party will not, absent the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgement or enter into any settlement that (1) provides for any relief other than the payment of monetary damages for which the Indemnifying Party shall be solely liable and (2) where the claimant or plaintiff does not release the Indemnified Party from all liability in respect thereof. If the Indemnifying Party declines to accept control of the defense of such claim or action, the Indemnified Party may retain counsel at the expense of the Indemnifying Party and control the defense of the claim or action, provided that the claim or action may not be settled by the Indemnified Party without the approval of the Indemnifying Party, which approval shall not be unreasonably withheld or delayed. If the Indemnifying Party elects to assume the defense of any claim or action, such party shall not settle the same without the consent of the Indemnified Party if such settlement would impose any monetary or other material obligation or burden on the Indemnified Party or require the Indemnified Party to submit to a temporary restraining order or an injunction or otherwise limit the Indemnified Party's rights under this Agreement. Any payment made by the Indemnifying Party to settle any such claim or action shall be at its own cost and expense.

4.8 COOPERATION. ORTHO and WFHC agree to promptly notify each other of and cooperate with and assist each other in investigating and answering any customer and regulatory complaints and inquiries concerning any of the Products without prejudice as to which party might be ultimately liable or responsible therefor. In connection therewith, each party will comply with the provisions of the Ortho-McNeil Complaint Procedures in effect as of the date of this Agreement.

                                   ARTICLE V.

                                 CONFIDENTIALITY

5.1 CONFIDENTIAL INFORMATION. Except to the extent expressly authorized by this Agreement or otherwise agreed to by the Parties in writing, the Parties agree that, during the Term and for five (5) years thereafter, the receiving party shall keep strictly confidential and shall not publish or otherwise disclose or use in any way or for any purpose other than as provided for in this Agreement any information marked as confidential by the providing Party ("Confidential Information") furnished to it by the other Party pursuant to this Agreement, except to the extent that the receiving party can establish by competent evidence that such Confidential Information:

        (a) is already lawfully known to the recipient at the time of disclosure as documented by recipient; or

        (b) is or becomes generally available to the public other than through any act or omission of the recipient in breach of this Agreement; or

        (c) is acquired by the recipient from a third party having, to recipient's best knowledge, the lawful right to disclose same; or

        (d) is required by law to be disclosed; or

        (e) is required to be disclosed in order to exercise rights granted or retained pursuant to this Agreement, provided that any such disclosure will be subject to use and disclosure restrictions similar to those provided herein.

Each Party shall use the same efforts to keep secret and prevent the disclosure of such Confidential Information to parties, other than its agents, officers, employees and representatives authorized to receive such Confidential Information and who are bound by use and disclosure restrictions similar to those provided herein, as it would use with respect to is own confidential and proprietary information. Confidential Information shall remain the sole and absolute property of the disclosing party, subject to the rights granted herein.

5.2 RETURN OF CONFIDENTIAL INFORMATION. In the event this Agreement is terminated for any reason by either Party, or expires, as provided herein, each Party agrees to return to the other, and thereafter refrain from using, all Confidential Information given to it by the other Party, provided that each party may retain one copy of such information in its law department files solely for evidentiary purposes. All provisions of this Section shall survive the expiration or termination of this Agreement.

5.3 PRIOR NOTICE. If a receiving party is required by law or rules or regulations of any governmental agency or authority or any stock exchange to disclose Confidential Information of the disclosing party, the receiving party shall, prior to making any such disclosure, give the disclosing party sufficient advance written notice to permit the disclosing party to seek a protective order or other similar protection with respect to such Confidential Information, and thereafter shall disclose only the minimum information which, in the opinion of its counsel, is required to be disclosed in order to comply with the legal requirements imposed on such party, whether or not a protective order or other similar protection is obtained, and to the extent reasonably possible, only under conditions of confidentiality.

                                   ARTICLE VI.

                                TERM-TERMINATION

6.1 TERMINATION WITH REASON. Notwithstanding any provision herein to the contrary, ORTHO shall have the right, at its sole option, to terminate this Agreement only to the extent it relates to ORTHO's obligation to supply the Products and the License granted hereunder as follows:

        (a) upon not less than fifteen (15) days' advance written notice to WFHC in the event there is a change of control of WFHC (a change of control shall be deemed to have occurred if any third party that is not an Affiliate of WFHC (A) acquires a majority of the shares of WFHC or a right to control the voting of a majority of WFHC shares, or (B) acquire sufficient shares or the right to control the votes of sufficient shares to enable such third party to designate or elect a majority of WFHC's Board of Directors); or

        (b) only with respect to the License, immediately on June 30, 2003, if WFHC fails to obtain a replacement source of supply for the Products; or

        (c) only with respect to the License, the earlier of June 1, 2008 or when WFHC establishes its own trademark for the Product, in accordance with
Section 2.9 of this Agreement.

6.2 TERMINATION FOR EVENT OF DEFAULT. either Party may, in addition to exercising any other available legal or equitable rights or remedies, terminate this Agreement, effective immediately upon the expiration of any applicable cure period, upon the occurrence of an Event of Default (as defined below) with respect to the other Party. The term "Event of Default" with respect to a Party means the occurrence of any of the following events:

        (a) Except as provided in Section 6.2(b) below, the failure of a Party to comply with or perform any material non-monetary provision of this Agreement, and such failure remains uncured for sixty (60) days following written notice of such failure (if such default is cured within the cure period, such written notice shall be null and void), provided that, if the default cannot be reasonably cured within sixty (60) days, and the defaulting party can establish to the reasonable satisfaction of the other party that it is diligently and actively pursuing a cure at the expiration of the cure period, and that the default is reasonably capable of being cured, then the cure period shall be extended for so long as a cure is being diligently and actively pursued.

        (b) The failure of a Party to comply with or perform any material monetary provision of this Agreement, and such failure remains uncured for thirty (30) days following written notice of such failure (if such default is cured within such period, such written notice shall be null and void).

        (c) A Party (i) admits in writing its inability to pay its debts as they mature, (ii) is the subject of a voluntary or involuntary petition in bankruptcy or of any other proceeding under bankruptcy, insolvency or similar laws which, if involuntary, is not dismissed within ninety (90) days of the date filed,
(iii) makes an assignment for the benefit of creditors, (iv) is named in, or its property is subject to, a suit for the appointment of a receiver which is not dismissed within ninety (90) days of the date filed, or (v) is dissolved or liquidated.

6.3 EFFECT OF TERMINATION.

        (a) Upon termination or expiration of this Agreement, neither WFHC nor its Affiliates shall thereafter have any further rights to (i) purchase Products from ORTHO; or (ii) use the Trademark.

        (b) Termination or expiration of this Agreement shall not operate to release any Party from any obligation or liability incurred under the terms of this Agreement prior to or upon termination or expiration of this Agreement, including the payment of any amounts due but unpaid by one Party to the other, or from any obligations provided for in this Agreement which survive termination of this Agreement.

                                  ARTICLE VII.

                                  MISCELLANEOUS

7.1 INDEPENDENT CONTRACTOR. The cooperation between the Parties as set forth in this Agreement will not constitute, nor be construed as constituting, a partnership or a relationship of agent and principal. Neither Party shall, under any circumstance, act as, or represent itself to be, a partner, agent or a representative of the other. Neither Party shall have any responsibility for the firing, compensation, or employee benefits of the other Party's employees. No employee or representative of either Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose a contractual or other liability on the other Party without said Party's prior authorized written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, the legal relationship of the Parties under this Agreement shall be that of independent contractors.

7.2 NOTICE. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given when personally delivered, telecommunicated (with confirmation), delivered by overnight courier or mailed prepaid first class registered or certified mail and addressed to the Party for whom it is intended at its record address, and such notice shall be effective upon receipt, if delivered personally, telecommunicated, or by overnight courier, or shall be effective five (5) days after it is deposited in the mail, if mailed. The record addresses and facsimile number of the Parties are set forth below:

                  If to WFHC:       Women First HealthCare, Inc.
                                    12220 El Camino Real
                                    Suite 400
                                    San Diego, CA. 92130
                                    Attn:  President
                                    Facsimile No.:  (858) 509-3888
                                    Phone No.:       (858) 509-1171

                  If to ORTHO:      Ortho-McNeil Pharmaceutical, Inc.
                                    U.S. Route #202 South
                                    Raritan, NJ  08869-0602
                                    Attn:  President
                                    Facsimile No.:  (908) 707-9757

                  with a copy:      Johnson & Johnson
                                    One Johnson & Johnson Plaza
                                    New Brunswick, NJ  08933
                                    Attn:  Office of General Counsel
                                    Facsimile No.:  (732) 524-2788

Any Party, at any time, may change its previous record address or facsimile number by giving written notice of the change to the other Party as herein provided.

7.3 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting Party; provided, however, that the Party claiming force majeure has exerted all reasonable efforts to avoid such force majeure and has given prompt notice to the other Party of any such force majeure. The Party giving such notice shall be excused from such of its obligations hereunder as it is disabled from performing for so long as it is so disabled; provided, however, that Party commences and continues to take reasonable and diligent actions to cure or remedy such force majeure. In the event of any such force majeure event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event. The term of this Agreement shall not be extended by any force majeure event.

7.4 ASSIGNMENT. This Agreement shall not be assigned by either Party without the written consent of the other Party, except that this Agreement may be assigned in whole or in part to any Affiliate of a Party, provided that (i) the assigning Party remains obligated for its Affiliate's performance of this Agreement, and
(ii) the assigning Party provides prior written notice to the other Party of the anticipated assignment. Either Party may assign this Agreement to any party succeeding (by sale, merger, reverse merger or otherwise) to substantially all of the business and operations of such Party subject to the other Party's right to terminate this Agreement pursuant to Article 6.

7.5 MODIFICATION. No modification or amendment hereof shall be valid or binding upon the Parties hereto unless made in writing and duly executed on behalf of both of the Parties.

7.6 WAIVERS. Failure of a Party to insist upon the strict performance of any provision hereof or to exercise any right or remedy shall not be deemed a waiver of any right or remedy with respect to any existing or subsequent breach or default.

7.7 LAW. This Agreement shall be construed and the legal relations between the Parties hereto determined in accordance with the laws of the State of New York without regard to what laws might otherwise govern under applicable principles of conflict or choice of law. The parties hereto agree to litigate all disputes arising under this Agreement in Federal Courts as the State of New York, U.S.A. For that purpose, the parties submit to the jurisdiction of the Federal Courts of the State of New York for the purposes relating to this Agreement and agree to service of process by registered mail to the addresses listed in Section 7.2.

7.8 PUBLIC DISCLOSURE. Neither Party shall originate any publicity, news release or public announcements, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms, to any amendment hereto or performances hereunder without the prior written consent of the other Party, save only such announcements that are required by law to be made or that are otherwise agreed by the Parties. Such announcements shall be brief and factual. If a Party decides to make an announcement required by law, it will give the other Party at least ten (10) business days advance notice, where reasonably possible, of the text of the announcement so that the other Party will have an opportunity to comment upon the announcement. To the extent that the receiving Party reasonably requests that any information in the materials proposed to be disclosed or deleted, the disclosing Party shall request confidential treatment of such information pursuant to Rule 406 of the Securities Act of 1933 or Rule 24b-2 of the Securities Exchange Act of 1934 as amended, as applicable (or any other applicable regulation relating to the confidential treatment of information) so that there be omitted from the materials that are publicly filed any information that the receiving Party reasonably requests to be deleted, unless in the opinion of the disclosing Party's legal counsel such Confidential Information is legally required to be fully disclosed. A Press Release approved by the Parties with respect to the signing of this Agreement is attached hereto as Exhibit G .

7.9 PERFORMANCE BY AFFILIATES. Any Party hereto may satisfy any of its obligation hereunder through any of its Affiliates; provided, however, that each Party guarantees the performance at all times of any of such Party's obligations so delegated pursuant to this Section.

7.10 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties relating to the subject matter covered herein and supersedes all prior oral or written agreements. No covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein. The Distribution Agreement and the First Amendment are hereby terminated effective as of December 31, 2000.

7.11 LIMITATION OF LIABILITY. Except with respect to the Parties' respective indemnification obligations for third party claims pursuant to Article IV, the Parties expressly agree that, with respect to any claim by either ORTHO or WFHC against the other arising out of any breach of this Agreement, the liability of the breaching Party to the non-breaching party for such breach shall be limited under this Agreement or otherwise at law or equity to direct money damages only, and in no event shall a Party be liable to the other for indirect, incidental, punitive, exemplary or consequential damages, even if advised of the possibility of the same.

7.12 BINDING AGREEMENT. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties hereto.

7.13 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, such invalid or unenforceable provision shall not affect the validity of the remaining provisions. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law unless such modification would render such provision inconsistent with the intent of the Parties.

7.14 CAPTIONS. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

7.15 SURVIVAL. The provisions of Articles IV and V of this Agreement shall survive the termination or expiration of this Agreement for a period of five (5) years after such termination or expiration. The provisions of this Agreement that do not survive termination or expiration hereof

(as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the Parties hereto with regard to any dispute, controversy or claim that may arise in connection with this Agreement.

7.16 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, and may be executed by facsimile. All counterparts shall collectively constitute one and the same agreement.

7.17 REMEDIES NOT EXCLUSIVE. Except as specifically provided herein, the remedies under this Agreement shall be cumulative and not alternative, and the election of one remedy for a breach shall not preclude pursuit of other remedies.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

ORTHO-MCNEIL

PHARMACEUTICAL, INC.                   WOMEN FIRST HEALTHCARE, INC.

By:                                    By:
   ---------------------------------      ----------------------------------

President                              President

Date                                   Date
   ---------------------------------      ----------------------------------

                                    EXHIBIT B

PRODUCTS-ORTHO-EST (ESTROPIPATE)
DOSAGE


Trade Product:

        .625 mg Bottles of 100 tablets

        1.250 mg Bottles of 100 tablets

Sample Product:

        .625 mg Bottles of 30 tablets

        1.250 mg Bottles of 30 tablets

                                    EXHIBIT C

All advertising copy, promotional materials, press releases, labels, packaging and other materials relating to the Products and displaying the Trademark shall comply with the following guidelines:

A. The Trademark shall be used only in a manner reasonably intended to (i) promote the general goodwill and public acceptance of the products, and
        (ii) maintain enforceability of the Trademark against misuse or infringement by others.

B. The Trademark is to appear prominently, in a distinctive type size and/or style, on all packaging and labels. The proper trademark symbol (i.e., (R)) should follow the Trademark in its most prominent location on all packaging and labels. The Trademark symbol should follow the mark once in each piece of printed matter and preferably where the Trademark appears most prominently on the first page of the piece.

C. The Trademark shall always be used in a manner that will distinguish it from the surrounding text. The Trademark may be distinguished in the following ways: In all capital letters: ORTHO-EST; in italic print with an initial capital letter: Ortho-Est Tablets; and in print that is larger and/or bolder than text: ORTHO-EST.

D. The Trademark shall always be used as a proper adjective. The Trademark should, whenever possible, be followed by the word(s) comprising the remainder of the Official Product Name, e.g., Tablets. This shall be done at least where the Trademark appears most prominently and on the first and last pages of a printed piece.

                1. The official product names to be used with the Trademark shall have initial capital letters, e.g., ORTHO-EST Tablets.

                2. If a promotional piece discusses more than one presentation of a product, the Trademark should be followed by the words comprising the remainder of the official product names, e.g., ORTHO-EST Tablets and Caplets.

                3. The Trademark shall not be used in conjunction with a non-descriptive noun, e.g., "ORTHO-EST studies" is an incorrect usage.

                4. The word "brand" may also be used to reduce the possibility that the Trademark will be thought of as the generic name for the product. When used, it should always appear in small print, e.g., ORTHO-EST brand tablets.

E.      The Trademark Shall Not Be Used In The Possessive Form

                Correct: ___mg size ORTHO-EST Tablets

                Wrong: ORTHO-EST's 400 mg size

F.      The Trademark Shall Not Be Used In The Plural Form

                Correct: The doctor recommended ORTHO-EST Tablets

                Wrong: The doctor recommended ORTHO-ESTS

G. The Trademark Shall Not Be Hyphenated Or Divided To Create A New Word From The Trademark

                Correct: Patients Treated With ORTHO-EST Tablets

                Wrong: ORTHO-EST-treated patients

H.      The Trademark Shall Not Be Used As A Verb

I.      The Trademark Shall Not Be Equated With The Active Ingredient.

                Correct: ORTHO-EST Tablets (estropipate)

                Wrong: ORTHO-EST (estropipate)

J. The Trademark, wherever it is used with respect to ORTHO-EST Rx products, shall utilize the same type style as currently used by ORTHO for Ortho-Est products.

                                    EXHIBIT F

                           ORTHO-MCNEIL PHARMACEUTICAL
                               ORTHO EST AGREEMENT
                         MANUFACTURING AND SUPPLY COSTS

                       PRODUCT CODE           PRODUCT               2001          2002         2003
                       ------------           -------               ----          ----         ----
FULLY BURDENED COST:      110101          EST .625MG 100'S         $ 2.71        $ 2.80       $ 2.90

                          110127          EST .625MG 30'S          $ 1.27        $ 1.31       $ 1.36

                          110201          EST 1.25MG 100'S         $ 3.43        $ 3.55       $ 3.67

                          110227          EST 1.25MG 30'S          $ 1.50        $ 1.55       $ 1.61

SUPPLY COST:              110101          EST .625MG 100'S         $ 3.25        $ 3.36       $ 3.48

                          110127          EST .625MG 30'S          $ 1.52        $ 1.57       $ 1.63

                          110201          EST 1.25MG 100'S         $ 4.12        $ 4.26       $ 4.40

                          110227          EST 1.25MG 30'S          $ 1.80        $ 1.86       $ 1.93

                                    EXHIBIT G

                                  PRESS RELEASE

                                          CONTACT:  Charles M. Caporale
                                                    Vice President/CFO
                                                    Women First HealthCare, Inc.
                                                    858-509-3806
                                                    ccaporale@womenfirst.com

FOR IMMEDIATE RELEASE

            WOMEN FIRST HEALTHCARE, INC. REVISES ITS AGREEMENTS WITH

                        ORTHO-MCNEIL PHARMACEUTICAL, INC.

SAN DIEGO, OCTOBER XX, 2000 - Women First HealthCare, Inc. (NASDAQ:WFHC) announced that effective September 30, 2000 it has revised its contractual agreements with Ortho-McNeil Pharmaceutical, Inc. Women First expects the revised agreement to result in increased liquidity, short-term revenue gain and expense reduction during 2000. In addition, Women First expects the revised agreement to provide significant long-term margin improvement beginning in 2001.

Under the terms of the revised agreement, Women First will permanently acquire all rights to the ANDA for ORTHO-EST(R) and is no longer obligated to make required aggregate payments of $28 million to Ortho-McNeil over the next seven years. In addition, Women First will license the trademark for ORTHO-EST(R) through June 2008, during which time it will seek to register a new mark for the product.

As part of the revised agreement, the three-year ORTHO-PREFEST(R) contract has been shortened and will expire on December 31, 2000. Women First will continue to generate revenue from the ORTHO-PREFEST(R) contract through year-end 2000.

In addition, the revised agreement provides for a three-month contract for the new Trialogue(TM) division of Women First. Under the terms of the agreement, Trialogue will fund a medical education program, Lifetime Hormonal Management-Patient Acceptance of HRT, and will contract with an outside vendor for program management and development.

"These changes represent short-term and long-term advantages to the Company," said Charles M. Caporale, Vice President and Chief Financial Officer of Women First. "The cash elements of the revised agreement provide substantial improvement in our liquidity and will positively impact our 3rd quarter results. Our ownership of ORTHO-EST(R) will bring profit margin improvements beginning in 2001. Importantly, our sales force now has two effective estrogen options for midlife women - an oral form with ORTHO-EST(R) and a patch with esclim(R)."

                                     -more-

Women First HealthCare Revises Its Agreements With Ortho-McNeil Pharmaceutical, Inc.

2-2-2

ABOUT WOMEN FIRST HEALTHCARE, INC.

Founded in 1996, Women First HealthCare, Inc. is a San Diego-based company dedicated to improving the health and well being of women transitioning from perimenopause through postmenopause and to supporting the OB/GYNs, Nurse Practitioners, and other health professionals who manage their care. The Company, which has established solutions for midlife women and their clinicians, is structured into three operating divisions. Pharmaceutical is responsible for the marketing of prescription products, which currently include hormone replenishment--both oral and patch--and cholesterol-lowering prescription products, and Daily Difference(TM) dietary supplements developed in consultation with Tufts University School of Nutrition Science and Policy. Consumer is responsible for the Company's self-care line of products available through its www.womenfirst.com Marketplace, As We Change(R) national mail order catalog, and Internet retailer, www.aswechange.com. Trialogue(TM), the Corporate Marketing Division, is responsible for providing access to Women First's network of opinion leaders and clinicians through strategic marketing programs for sale to major pharmaceutical companies. Integrated access includes the Company's comprehensive online health portal, www.womenfirst.com/gateway (Professional Gateway for Health Professionals); database communications; and continuing medical education programs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to various risks, and Women First HealthCare, Inc. cautions you that any forward-looking information is not a guarantee of future performance. Women First HealthCare, Inc. disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including (i) changes in our contractual relationships with Ortho-McNeil Pharmaceutical and Bristol-Myers Squibb, (ii) our ability to obtain additional financing for our future capital needs, and (iii) additional factors set forth in the Company's Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 1999 and its Quarterly Report on Form 10-Q for the six-month period ended June 30, 2000

                                      # # #



                                       ii